METROMEDIA FIBER NETWORK AND NEXTLINK
                           Sign $92 million Agreement


(NEW YORK CITY, February 24, 1998) -- Metromedia Fiber Network (NASDAQ: MFNX) today announced the signing of a $92 million agreement giving NEXTLINK Communications, Inc. (NASDAQ: NXLK) exclusive rights to multiple fibers and innerducts along various Metromedia Fiber Network routes for a period of twenty
(20) years with two ten year renewals. Of the $92 million, $11,750,000 shall be paid upfront to MFN and $80,250,000 shall be placed in escrow to be released as delivery of the fibers and innerducts are completed during 1998 and 1999.

This contract represents the second major agreement between the two companies. In June 1997 the companies signed an $11 million agreement giving NEXTLINK the exclusive rights of use to multiple fibers along Metromedia Fiber Network's New York Metropolitan Area network. Today's announcement increases the two companies' relationship by adding further Metropolitan New York/New Jersey routes, intra-city routes in Metropolitan Philadelphia and Washington, D.C. and an inter-city link between New York and Washington, D.C.

"NEXTLINK was one of our first CLEC customers, and we are excited that they have decided to expand upon this relationship," said Howard Finkelstein, President Metromedia Fiber Network. "By constructing our network in vital Tier 1 cities, Metromedia Fiber Network is enabling carriers such as NEXTLINK to expand their own facilities and compete in the most lucrative telecommunications markets."

Under the new agreement, NEXTLINK will have rights of use for a network covering more than 650 route miles. This expansive network will stretch from Manhattan to White Plains, New York to Greenwich and Stamford in Connecticut, through Newark and Northern, New Jersey. The network will also extend south from New York through Philadelphia, Wilmington, Baltimore, and the Washington, D.C. area. To facilitate network deployment, splice points will be placed approximately every two miles through the metropolitan regions. This network will provide increased access to many central and tandem offices along these routes, giving NEXTLINK a strong competitive position in each of these markets.

"Expanding into additional tier 1 markets is a top business priority for NEXTLINK in 1998" said George Tronsrue, NEXTLINK Chief Operating Officer. "This agreement with MFN allows us to quickly and cost-effectively expand into new markets to provide high quality NEXTLINK service to a significant number of new customers."

Metromedia Fiber Network provides technologically advanced, high-bandwidth, private, fiber optic communications infrastructure within major U.S. local markets. The Company provides its infrastructure to communications carriers competing in the local, long distance, wireless, and internet markets as well as corporate/government customers requiring secure communications networks for the transmission of large amounts of voice, data, and video, Headquartered in New York City, MFN currently operates a fiber optic metropolitan area network in New York and is developing local fiber optic infrastructure along strategic routes in Chicago, Philadelphia and Washington D.C. and an inter-city link between New York and Washington D.C. The Company has established a joint venture with Racal Telecom of the United Kingdom and will begin providing service between the United States and the United Kingdom in 1998. For more information about Metromedia Fiber Network, please visit the Company's Web site at www.mmfn.com.

NEXTLINK Communications, Inc. was founded by Craig McCaw in 1994 to provide local, long distance and enhanced communications services to commercial customers. Headquartered in Bellevue, Wash., NEXTLINK currently operates 16 facilities-based networks providing switched local and long distance services in 26 markets in eight states.

This new release contains some matters which are "forward-looking statements". The reader is cautioned that these forward-looking statements, such as the plans to build and acquire networks in new areas, anticipation of revenues from designated markets, and statements regarding the development of both of the companies businesses, and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing both companies. Such risks include, but are not limited to, successfully marketing services to current and new customers, designing and constructing fiber optic networks, installing cable and facilities, including switching electronics, and obtaining rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to differ materially from the future results indicated; expressed or implied, in such forward-looking statements.

                                      # # #


CONTACTS:

Metromedia Fiber Network


Media Relations                                              Investor Relations
---------------                                              ------------------

Judy Sweeney                                                 Eric Leeds
G.S. Schwartz & Co.                                          G.A. Kraut Co. Inc.
212-725-4500                                                 212-696-5600


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